Exhibit 99.1

The Goldman Sachs Group, Inc. | 200 West Street | New York, New York 10282

ADEBAYO O. OGUNLESI TO JOIN GOLDMAN SACHS BOARD OF DIRECTORS

NEW YORK, October 15, 2012 — The Board of Directors of The Goldman Sachs Group, Inc. (NYSE: GS) today announced the appointment of Adebayo O. Ogunlesi as an independent director of the firm, effective October 15, 2012. Mr. Ogunlesi’s appointment expands the Board to 11 directors, nine of whom are independent directors. The firm expects to appoint an additional independent director to its board in the near term. Mr. Ogunlesi will be a member of each of the firm’s Audit, Risk, Compensation and Corporate Governance and Nominating committees.

“Adebayo brings extensive experience in finance and the global capital markets to our Board of Directors,” said Lloyd C. Blankfein, Chairman and CEO of The Goldman Sachs Group, Inc. “He has advised companies and institutions around the world and invested in many of the most important sectors in the global economy. Our board and our shareholders will benefit from Adebayo’s wealth of knowledge and rigorous thinking.”

Mr. Ogunlesi is the Managing Partner and Chairman of Global Infrastructure Partners, a private equity firm that invests worldwide in infrastructure assets in the energy, transport, and water and waste industry sectors. From 1983 to 2006 Mr. Ogunlesi held various positions at Credit Suisse Investment Bank (and predecessor firms), including as Executive Vice Chairman and Chief Client Officer (2004-2006), a member of the Executive Board and Management Committee (2002-2006) and Head of Global Investment Banking (2002-2004). Prior to joining Credit Suisse, Mr. Ogunlesi was an attorney at Cravath, Swaine & Moore, LLP (1981-1983) and served as a law clerk to the Honorable Thurgood Marshall, Associate Justice of the United States Supreme Court (1980-1981).

Mr. Ogunlesi currently serves on the board of directors of each of Callaway Golf Co. and Kosmos Energy Ltd. In addition, Mr. Ogunlesi is the Chairman of Africa Finance Corporation and serves on the boards of various not-for-profit entities, including NewYork-Presbyterian Hospital, The NAACP Legal Defense and Educational Fund, Inc., the Partnership for New York City Fund, the Smithsonian National Museum of African Art and Americans for Oxford. He is a graduate of Oxford University, Harvard Business School and Harvard Law School.

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Media Contact: Jake Siewert	Investor Contact: Dane Holmes
Tel: 212-902-5400	Tel: 212-902-0300

The Goldman Sachs Group, Inc. is a leading global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. Founded in 1869, the firm is headquartered in New York and maintains offices in all major financial centers around the world.